For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter
and Fiscal 2011 Operating Results

Greenwich, Connecticut, December 15, 2011 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2011.  The company also announced an increase in the quarterly dividend rates on its Class A and Common stock.

Diluted funds from operations (“FFO”) for the quarter ended October 31, 2011 amounted to $7,846,000 or $0.25 per Common share and $0.28 per Class A Common share compared with $8,079,000 or $0.28 per Common share and $0.30 per Class A Common share in last year’s fourth quarter. For the year ended October 31, 2011, diluted FFO amounted to $34,453,000 or $1.12 per Common Share and $1.23 per Class A Common share compared with $30,053,000 or $1.07 per Common Share and $1.18 per Class A Common share in fiscal 2010.

Net income applicable to Common and Class A Common stockholders for the quarter ended October 31, 2011 amounted to $3,785,000 or $0.12 per diluted Common share and $0.14 per diluted Class A Common share compared with $3,903,000 or $0.13 per diluted Common share and $0.15 per diluted Class A Common share in last year’s fourth quarter.  For the year ended October 31, 2011 net income applicable to Common and Class A Common stockholders was $18,549,000 or $0.60 per diluted Common share and $0.66 per diluted Class A Common share compared to $14,448,000 or $0.52 per diluted Common share and $0.57 per diluted Class A Common share in fiscal 2010.  The per share amounts for both FFO and net income in fiscal 2011 include the effect of the Company issuing 2.5 million Class A Common shares in a follow on public offering in September 2010.

FFO and net income applicable to Class A Common and Common stockholders for the fiscal year ended October 31, 2011 included lease termination income in the amount of $2.99 million relating to a lease termination settlement with a grocery store tenant that vacated its space in the Company’s Meriden property prior to expiration of its lease. Another grocery store tenant has leased the space and is now open.  The Company began accruing rent related to the new lease in the fourth quarter of fiscal 2011.  FFO and net income for the fiscal year ended October 31, 2010 included $633,000 in lease termination income primarily related to a settlement with Bed Bath and Beyond, which vacated space at the Company’s Staples Plaza property ($516,000) and the settlement of a lease guarantee obligation with another tenant that vacated the Company’s Rockledge property ($70,000) in a prior period, which space has been re-leased.  In addition, net income for the fiscal year ended October 31, 2010 included a loss on property held for sale in the amount of $300,000.

Net rental revenues and net operating income (exclusive of the $2.99 million lease termination income, bad debt expense and straight line rent) from properties owned in the three and twelve month periods ended October 31, 2011, when compared to the same periods in fiscal 2010, were relatively unchanged.  This primarily resulted from a loss of rental revenue as a result of four vacancies at three properties during the fiscal year ended 2011 when compared with the same periods in fiscal 2010, offset by new leasing the Company completed in the second half of fiscal 2010 and the first half of fiscal 2011 at nine previously vacant spaces at six properties.  For the fiscal year ended October 31, 2011 rental revenues and net operating income increased by $2,406,000 and $1,619,000, respectively, when compared with the corresponding periods of fiscal 2010, attributable to properties acquired in the third quarter of fiscal 2010 and fiscal 2011. At October 31, 2011 the percentage of the gross leasable area of the Company’s core properties that was leased amounted to 90.5%, a decrease of 3.1% from October 31, 2010.  The Company has three equity investments in unconsolidated joint ventures (436,000 square feet); at October 31, 2011 those properties were approximately 98% leased.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “While we are disappointed that the economic environment in the country continues to create challenges for us and all commercial real estate companies, we are beginning to see a slow improvement and we hope to fill some of our more substantial vacancies in fiscal 2012.  In 2011 we were successful in identifying and closing two property acquisitions in our core marketplace that will help enable the company to continue to grow.  In October 2011, we acquired for $17 million, a 63,000 square foot shopping center in the Town of Fairfield in Fairfield County, Connecticut.  The center is 100% leased to three tenants, CVS, Marshall’s, and OfficeMax.  Earlier in the year we were successful in acquiring for $11 million, a 72,000 square foot Shopping Center in close proximity to other shopping centers we own in New Milford, Connecticut.  The Shopping Center is 89% leased and is anchored by a 20,400 sf Staples and a 25,300 sf TJ Maxx.  The Shopping Center also contains national and regional retailers such as Edible Arrangements, Olympia Sports, Sherwin Williams and Sleepy’s, which serve the needs of the surrounding community.  Our operating results, same store rental revenue, and same store net operating income were relatively unchanged year over year since the improvement realized by new leases entered into in fiscal 2010 and fiscal 2011was largely offset by new vacancies in fiscal 2011.  Looking ahead, the recently opened Big Y World Class Market (55,000 sf) in our Meriden, CT shopping center began accruing rent in the fourth quarter which should help improve our operating results in fiscal 2012 and beyond.  At October 31, 2011, our core portfolio was 90.5% leased and we have considerable new leasing activity across the portfolio.  In addition, we have a good pipeline of acquisitions and hope to continue to increase our asset base into fiscal 2012 and beyond.”  Mr. Biddle continued, “after careful consideration of our historical operating results and the outlook for the company we are very pleased that our Board of Directors has decided to raise the common stock dividend for the 18th straight year.  This increase validates the overall strength of our company and our balance sheet.”

UBP Announces Increases in Class A and Common Share Dividend Rates for Eighteenth Consecutive Year

At their regular meeting, the Directors of the company approved an increase in the quarterly dividend rates on shares of the company’s Class A Common Stock and Common Stock for the eighteenth consecutive year.  The quarterly dividend rates were increased to $0.2475 for each share of Class A Common Stock and $0.225 for each share of Common Stock. The new dividend rates represent annualized increases of $0.01 per share for both the Class A Common shares and Common shares.  The dividends are payable January 20, 2012 to stockholders of record on January 6, 2012.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 53 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1969, it provides investors with a means of participating in ownership of income-producing properties. It has paid 168 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 18 consecutive years.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with U.S. GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth Quarter 2011 results
 (in thousands, except per share data)

	Fiscal Year Ended		Three Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
Revenues
Base rents	$64,249	$63,419	$16,149	$16,092
Recoveries from tenants	21,552	20,074	5,510	5,107
Lease termination income	3,196	633	65	-
Other income	2,014	1,023	447	419
Total Revenues	91,011	85,149	22,171	21,618

Expenses
Property operating	14,750	13,626	3,768	3,254
Property taxes	14,522	13,682	3,669	3,612
Depreciation and amortization	15,292	15,066	3,906	4,044
General and administrative	7,521	6,873	1,942	1,624
Acquisition costs	89	307	23	58
Directors' fees and expenses	261	313	57	69
Total Operating Expenses	52,435	49,867	13,365	12,661

Operating Income	38,576	35,282	8,806	8,957

Non-Operating Income (Expense):
Interest expense	(7,865)	(7,585)	(2,012)	(1,978)
Equity in net income from unconsolidated joint ventures	393	208	127	133
Other expense	(6)	(452)	(1)	(57)
Interest, dividends and other investment income	851	396	216	199

Net Income	31,949	27,849	7,136	7,254

Noncontrolling interests:
Net income attributable to noncontrolling interests	(306)	(307)	(77)	(77)
Net income attributable to Urstadt Biddle Properties Inc.	31,643	27,542	7,059	7,177
Preferred stock dividends	(13,094)	(13,094)	(3,274)	(3,274)

Net Income Applicable to Common and Class A Common Stockholders	$18,549	$14,448	$3,785	$3,903

Diluted Earnings Per Share:
Common	$0.60	$0.52	$0.12	$0.13
Class A Common	$0.66	$0.57	$0.14	$0.15

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,961	7,695	8,030	7,855
Class A Common and Class A Common Equivalent	20,704	18,423	20,729	19,394

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth Quarter Ended 2011 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2011	2010	2011	2010
Net Income Applicable to Common and Class A Common Stockholders	$18,549	$14,448	$3,785	$3,903

Real property depreciation	12,258	11,689	3,105	3,022
Amortization of tenant improvements and allowances	2,450	2,810	639	871
Amortization of deferred leasing costs	541	523	150	142
Depreciation and amortization on unconsolidated joint ventures	655	283	167	141
Loss on assets held for sale	-	300	-	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$34,453	$30,053	$7,846	$8,079

Funds from Operations (Diluted) Per Share:
Common	$1.12	$1.07	$.25	$.28
Class A Common	$1.23	$1.18	$.28	$.30

Balance Sheet Highlights
(in thousands)
	October 31,	October 31,
	2011	2010
	(Unaudited)
Assets
Cash and Cash Equivalents	$4,529	$15,675

Real Estate investments before accumulated depreciation	$631,167	$601,222

Investments in and advances to unconsolidated joint ventures	$26,384	$24,850

Total Assets	$576,264	$557,053

Liabilities
Revolving credit lines	$41,850	$11,600

Mortgage notes payable and other loans	$118,135	$118,202

Total Liabilities	$175,019	$142,069

Redeemable Preferred Stock	$96,203	$96,203

Redeemable Noncontrolling Interests	$2,824	$11,330

Total Stockholders’ Equity	$302,218	$307,451